Exhibit 99.1

Know Labs Demonstrates Accuracy of Non-Invasive, Bio-RFID Technology with Proof-of-Principle Study

Study strongly supports Bio-RFID technology’s application in non-invasive bio-monitoring

SEATTLE – April 21, 2023 – Know Labs, Inc. (NYSE American: KNW), an emerging developer of non-invasive medical diagnostic technology, today announced the results of a proof-of-principle study titled, “Detecting Unique Analyte-Specific Radio Frequency Spectral Responses in Liquid Solutions – Implications for Non-Invasive Physiologic Monitoring,” conducted in collaboration with Mayo Clinic. Know Labs will present the results of the study at the American Physiological Society (APS) Summit, which is being held on April 20-23 in Long Beach, California. The study demonstrates the accuracy of Know Labs’ proprietary Bio-RFID™ sensor in quantifying different analytes in vitro, proving a 100% accuracy rate in these tests. The full study is currently undergoing the peer-review publishing process.

Know Labs’ technology platform, Bio-RFID, uses electromagnetic energy in the form of radio waves to non-invasively capture molecular signatures, which can be converted into physiologically meaningful information and insights. While the technology is proven to accurately measure several analytes inside and outside the body, the first application of this technology is aimed at non-invasive glucose monitoring.

“Proof-of-principle studies are critical in demonstrating Bio-RFID’s accuracy for non-invasive methods of medical diagnostics. This was an essential step toward achieving our goal of delivering the first FDA-cleared, truly non-invasive glucose monitoring device to the market,” said Ron Erickson, CEO and Chairman at Know Labs. “To put this into real-world context: imagine being able to continuously and accurately measure different aspects of your health on a molecular level using a pocket-sized (or smaller) sensor instead of a finger prick or a CGM probe.”

Conducted at Mayo Clinic in Rochester, MN in March of 2021, the study included five experiments designed to demonstrate the ability of the Bio-RFID sensor to non-invasively quantify concentrations of solutions using a randomized double-blind trial design, as proxies for biochemical solutions. Solutions including water in isopropyl alcohol, sodium chloride in water, and commercial bleach in water were tested. Data were collected using the Bio-RFID sensor, which generates radio frequency signals and measures received power through an antenna array. The sensor sweeps across the 1500 Megahertz (MHz) - 3000 MHz range at 0.2 MHz intervals, collecting values at 7501 frequencies.

“Market pressures like rising healthcare costs and the rapid increase in remote patient monitoring and care delivery are driving the need for affordable, accurate and non-invasive continuous measures of blood analytes,” said James “Andy” Anderson, M.D., Chief Medical Officer at Know Labs. “What we are describing here is truly ground-breaking. This novel application of the Bio-RFID technology to accurately detect and quantify specific molecules in liquid provides strong support for non-invasive monitoring of physiologically and medically relevant analytes in the human body.”

For each of the five experiments, 100% of solutions in the test data were correctly identified. The Bio-RFID technology was able to detect concentrations as low as 2000 parts per million (ppm) – which is equivalent to accurately measuring the difference of 0.7ml of water dropped into a 12oz can of soda – with evidence suggesting the ability to detect much smaller concentration differences. These in vitro findings provide proof-of-principle, strongly supporting the application of the technology for further non-invasive, physiologic and medical monitoring.

This proof-of-principle study is part of a series of studies that Know Labs is conducting as the company prioritizes external validation of its Bio-RFID technology in detecting and measuring glucose and other analytes in the body non-invasively at high levels of accuracy.

The study abstract and APS Summit Poster can be viewed at www.knowlabs.co. The full manuscript will be published following peer review.

Mayo Clinic has a financial interest in the technology referenced in this press release. Mayo Clinic will use any revenue it receives to support its not-for-profit mission in patient care, education and research.

About Know Labs, Inc.

Know Labs, Inc. is a public company whose shares trade on the NYSE American Exchange under the stock symbol “KNW.” The Company’s technology uses spectroscopy to direct electromagnetic energy through a substance or material to capture a unique molecular signature. The Company refers to its technology as Bio-RFID™. The Bio-RFID technology can be integrated into a variety of wearable, mobile or bench-top form factors. This patented and patent-pending technology makes it possible to effectively identify and monitor analytes that could only previously be performed by invasive and/or expensive and time-consuming lab-based tests. The first application of our Bio-RFID technology will be in a product marketed as a non-invasive glucose monitor. It will provide the user with real-time information on blood glucose levels. This product will require U.S. Food and Drug Administration clearance prior to its introduction to the market.

Safe Harbor Statement

This release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Know Labs, Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy; and (iv) performance of products. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” “potential,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Know Labs, Inc.’s ability to control, and actual results may differ materially from those projected in the forward-looking statements as a result of various factors. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2022, Forms 10-Q and 8-K, and in other filings we make with the Securities and Exchange Commission from time to time. These documents are available on the SEC Filings section of the Investor Relations section of our website at www.knowlabs.co. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

For Know Labs Media Inquiries Contact:

Matter Health

Laura Bastardi

Knowlabs@matternow.com

Ph. (603) 494-6667

Know Labs, Inc. Contact:

Jordyn Hujar

jordyn@knowlabs.co

Ph. (206) 629-6414